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                                            US DIAGNOSTIC INC.

INVESTOR CONTACT:
       Joseph Scime
       Director Investor Relations
       (561) 832-0006
       Website: www.usdl.com
                                                        FOR IMMEDIATE RELEASE


                    US DIAGNOSTIC ANNOUNCES TERMINATION OF
                          COYOTE CONSULTING AGREEMENT

WEST PALM BEACH, FL, JANUARY 29, 1997 - US Diagnostic Inc. (Nasdaq NMS: USDL) announced today its agreement to terminate its existing relationship with Coyote Consulting & Financial Services LLC ("Coyote") and Keith Greenberg. Mr. Greenberg, through Coyote, served as the Company's director of mergers and acquisitions and marketing. In addition, Mr. Greenberg both executed documents, and was mentioned in public statements, in which he was identified as a vice president or an executive vice president of the Company. Although certain officers of the Company and outside counsel apparently knew of certain of these instances, Mr. Greenberg was never elected an officer of the Company by its Board of Directors or a director of the Company by the Board or its stockholders.

          The Company announced that its Board of Directors has appointed a special committee of independent directors to review the Company's prior relationship with Coyote Consulting and Keith Greenberg and its prior disclosure regarding them.

          On January 7 and 8, 1997, the Company was served in four class action lawsuits all filed in the United States District Court for the Southern District of Florida. The cases are entitled Lynne M. Golden, Trustee, UAD 1/6/96; Lynne M. Golden Trust; individually and on behalf of a class of all persons similarly situated vs. U.S. Diagnostic Inc., Jeffrey A Goffman, Keith
G. Greenberg, Joseph A. Paul, Robert D. Burke; Amos F. Almand, III and Coyote Consulting & Financial Services LLC; Muriel Edelstein vs. U.S. Diagnostic Inc., Jeffrey A Goffman, Joseph A. Paul, Dr. Robert D. Burke and Keith G. Greenberg; Steven Shapiro, vs. U.S. Diagnostic Inc., et al,: and Sandra Neuman, vs. U.S. Diagnostic Inc., et al. All four cases contain similar allegations relating to the disclosure of the Company's relationship with Mr. Greenberg and Coyote and claim that the disclosure of his background (summarized below) was inadequate. All four complaints charge the Company and certain of its officers with violations of the Securities Exchange Act of 1934 and contain similar allegations that Mr. Greenberg was one of the Company's co-founders and a senior executive of the Company who received compensation identical in amount to the salary paid to Jeffrey Goffman, the Company's Chairman and Chief Executive Officer. The complaints also allege that the Company's stock price declined substantially as a result of the public disclosure of Mr. Greenberg's background and that the price of the Company's common stock was artificially inflated during the claimed class period. The Company intends to vigorously defend these lawsuits, although it believes it is premature to predict the ultimate outcome of the cases.




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The following events with respect to Mr. Greenberg happened prior to the formation of USDL and are in no way related to USDL. On September 13, 1994, Mr. Greenberg pleaded guilty to one count of conspiracy to commit mail fraud and to defraud the Internal Revenue Service and another count of conspiracy to commit mail fraud in the United States District Court for the Southern District of New York. On August 24, 1995, Mr. Greenberg was sentenced to 30 days in prison, two years of supervised probation and ordered to perform 300 hours of community service. In addition, on June 23, 1993, Mr. Greenberg agreed to the entry of an Order of Permanent Injunction in an action commenced by the Securities and Exchange Commission in the United States District Court for the Southern District of New York pursuant to which he agreed to be permanently enjoined as a principal or aider and abettor from the (i) offer or sale of any securities by the use of interstate commerce employing any device, scheme or artifice to defraud, (ii) use of interstate commerce in the offer or sale of securities by means of any untrue statement of a material fact or omitting to state a material fact necessary to make the statements made, in light of the circumstances in which they were made, not misleading, or engaging in any transaction which would operated as a fraud or deceit upon purchasers or prospective purchasers of securities, and (iii) in connection with the purchase or sale of a security, using the mail or interstate commerce to employ any device, scheme or artifice to defraud, making any untrue statement of a material fact or omitting to state a material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading, or engaging in any act, practice or course of business which operates or would operate as a fraud or deceit upon any person.

          The Company has entered into an agreement that terminated the existing five-year consulting agreement with Coyote. As consideration for the termination, the Company agreed to vest the previously granted and unvested stock options and restricted shares owned by Coyote and to advance Coyote $620,000 or 50% of the $1,240,000 fee that will be due on the closing of the previously announced Medical Diagnostics acquisition and the pending American Shared Hospital Services acquisition. The Company also agreed to pay Coyote a 2% fee on the 32 transactions that Coyote has previously introduced to the Company, and that the Company is reviewing, if and when such acquisitions are completed.

          In 1996 the Company paid Coyote cash compensation of approximately $3.8 million, which represented 2% of the purchase price of transactions introduced by Coyote (which had an aggregate value of approximately $190 million) and granted 100,000 options to purchase common stock at an exercise price of $7.125 and 55,000 shares of restricted stock. Pursuant to its consulting agreement, for 1996 Coyote was paid a minimum annual draw of $185,000 which was deducted from finder's fees earned by Coyote in 1996. In 1995, the Company paid Coyote a minimum cash draw of approximately $126,000 against which no commissions were earned for that year. Also in 1995, Coyote was granted 150,000 options to purchase common stock at an exercise price of $5.125 and 50,000 shares of restricted stock. Pursuant to the terms of the consulting agreement, the Company has leased or paid the cost of two automobiles for use by Coyote during the term of the agreement, for which $27,919 was paid in 1996 and $16,851 in 1995. It is believed that Coyote is owned by Mr. Greenberg's wife Elise Nulman Greenberg and a family trust. Mrs. Greenberg is a former employee of the Company.

          U.S. Diagnostic Inc. is the leading provider of radiology services focused on the acquisition, operation and management of multi-modality diagnostic imaging centers and related medical facilities in the United States. The Company currently owns 118 diagnostic imaging facilities and manages 19 other facilities in 17 states.